Exhibit 21.1
List of Subsidiaries of Okta, Inc.

Okta UK LTD (England and Wales)
Okta Australia PTY Limited (Australia)
Okta Software Canada, Inc. (British Columbia)
Okta France SAS (France)
Okta GmbH (Germany)
ScaleFT, Inc. (Delaware)